Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

                 [Amendment No.           ]

Filed by the Registrant /x/
Filed by a Party other than the Registrant / /

Check the appropriate box:
/ /    Preliminary Proxy Statement
/x/    Definitive Proxy Statement
/ /    Definitive Additional Materials
/ /    Soliciting Material Pursuant to Section 240.14a-11(c)
         or Section 240.14a12

                THE PROCTER & GAMBLE COMPANY
      (Name of Registrant as Specified in Its Charter)

                      TERRY L. OVERBEY
          (Name of Person(s) Filing Proxy Statement

Payment of Filing Fee (Check the appropriate box):

/ /$125 per Exchange Act Rules 0-11)(c)(1)(ii), 14a-6(j)(2).
/ /$500 per each party to the controversy pursuant to
   Exchange Act Rule 14a-6(i)(3).
/ /Fee computed on table below per Exchange Act Rules 14a
   6(i)(4) and 0-11. 1)  Title of each class of securities
   to which transaction applies:
       .................................................
       .........
   2)  Aggregate number of securities to which transaction
       applies:
       .................................................
       .........
       3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:*
       .................................................
       .........
   4)  Proposed maximum aggregate value of transaction:
       .................................................
       .........

   *Set forth the amount on which the filing fee is calculated and state how it was determined.

   / /Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1)  Amount Previously Paid:________________________________
   2)  Form Schedule or Registration Statement No.:___________
   3)  Filing Party:__________________________________________
   4)  Date Filed:____________________________________________






                            P&G

                THE PROCTER & GAMBLE COMPANY


                  NOTINCE OF ANNUAL MEETING

                             AND

                       PROXY STATEMENT




                      ANNUAL MEETING OF
                        SHAREHOLDERS

                      OCTOBER 14, 1997





                THE PROCTER & GAMBLE COMPANY
                         PO Box 599
                Cincinnati, Ohio  45201-0599



                                   August 29, 1997



Fellow P&G Shareholders:

It is my pleasure to invite you to this year's annual meeting of shareholders, which will be held at Procter &
Gamble's General Offices in Cincinnati. The meeting this year will convene at 12:00 noon, Eastern Daylight Time, on October 14.

We've just completed fiscal year 1996/97 and we can look back on a year of solid progress toward the Company's growth objectives. At the meeting, I'll review this progress as well as our strategies and plans for achieving our leadership goals for the future. I hope you'll plan to join us for the meeting.

We appreciate your continued confidence in the Company, and look forward to seeing you at our annual meeting.

                                   Sincerely,

                                   John E. Pepper
                                   Chairman of the Board and Chief Executive





                THE PROCTER & GAMBLE COMPANY
                         PO Box 599
                Cincinnati, Ohio  45201-0599


          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                                     August 29, 1997


   The annual meeting of shareholders of The Procter & Gamble Company will be held at the General Offices of the Company, Two Procter & Gamble Plaza, Cincinnati, Ohio 45202-3314 on Tuesday, October 14, 1997 at 12 o'clock noon, Eastern Daylight Time. Attendance at the annual meeting will be limited to shareholders, those holding proxies from shareholders and representatives of the press and financial community.

   IF YOU WISH TO ATTEND THE MEETING BUT YOUR SHARES ARE HELD IN THE NAME OF A BROKER, TRUST, BANK OR OTHER NOMINEE, YOU SHOULD BRING WITH YOU A PROXY OR LETTER FROM THE BROKER, TRUSTEE, BANK OR NOMINEE
CONFIRMING YOUR BENEFICIAL OWNERSHIP OF THE SHARES.

   The purposes of this meeting are:

   A. To hear the reading of the minutes of the annual meeting of shareholders held October 8, 1996 and to act thereon if they are incorrectly recorded;

   B.  To receive reports of officers;

   C. To elect six members of the Board of Directors with terms expiring at the annual meeting in 2000, as described at pages 3-4 in the proxy statement;

   D.  To consider and act upon a proposal described at page
       21 in the proxy statement to ratify the appointment of independent auditors;

   E.  To consider and act upon a proposal described at page
       22 in the proxy statement to amend the Company's
       Amended Articles of Incorporation to increase the number of authorized shares of Common Stock;

   F. To consider and act upon a proposal described at pages 23-24 in the proxy statement to amend the Company's Amended Articles of Incorporation to revise the terms of the Series A and Series B
       Preferred Stock;

   G. To consider and act upon, if presented at the meeting, proposals submitted by certain shareholders as described at pages 24-26 in the proxy statement;
       and

   H. To consider such other matters as may properly come before the meeting.

   Shareholders of record at the close of business on Friday, August 8, 1997 will receive notice of and be entitled to vote at the meeting.

   Shareholder attendees who are hearing-impaired should identify themselves on registration at the meeting so they can be directed to a special section where an interpreter will be available.

   A copy of the annual report of the Company for the fiscal year ended June 30, 1997 has been mailed to each shareholder of record as of August 8, 1997.

   SHAREHOLDERS ARE URGED TO EXECUTE THE ENCLOSED PROXY AND RETURN IT PROMPTLY, WHETHER OR NOT THEY EXPECT TO ATTEND THE MEETING. ANY PROXY NOT DELIVERED AT THE MEETING SHOULD BE MAILED TO REACH THE COMPANY'S PROXY TABULATOR, BANKBOSTON, N.A., P. O. BOX 9375, BOSTON, MA 02205-9375 BY 9:00 A.M. ON
TUESDAY, OCTOBER 14, 1997 (USE THE ENCLOSED SPECIAL POSTAGE-PAID ENVELOPE FOR MAILING IN THE UNITED STATES).

                                 By order of the Board of Directors,

                                       Terry L. Overbey
                                          Secretary




                       PROXY STATEMENT

                THE PROCTER & GAMBLE COMPANY

 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 14, 1997




           SOLICITATION AND REVOCATION OF PROXIES

   The enclosed proxy is being solicited by the Board of Directors of the Company. In addition to the solicitation by mail, proxies may be solicited in person or by telephone or telegraph; such solicitation on behalf of the Proxy Committee of the Board may be made by Directors, officers and regular employees of the Company and by representatives of Georgeson & Company Inc., a proxy solicitation firm. The Company has agreed to pay Georgeson & Company Inc. a fee of $16,000, plus reasonable expenses, for its services in this regard. Any proxy given pursuant to this solicitation may be revoked by notice from the person giving the proxy at any time before it is exercised. Any such notice of revocation should be provided in writing signed by the shareholder in the same manner as the proxy being revoked and delivered to the Company's proxy tabulator, BankBoston, N.A.

   The expense of making the solicitation will consist of preparing and mailing the proxies and proxy statements; any expenses incurred by Company representatives in making the contacts referred to above; charges of brokerage houses and other custodians, nominees or fiduciaries for forwarding documents to security owners; costs of returning the proxies; and fees of BankBoston, N.A. for tabulating the responses. These are the only contemplated expenses of solicitation, and they will be paid by the Company.

                        VOTING RIGHTS

   The holders of record of the Company's Common Stock and Series A and B ESOP Convertible Class A Preferred Stock at the close of business on Friday, August 8, 1997 are entitled to vote on matters to come before the meeting. On that date, 675,159,126 shares of Common Stock, 31,338,706 shares of Series A ESOP Convertible Class A Preferred Stock and 19,022,418 shares of Series B ESOP Convertible Class A Preferred Stock were issued and outstanding. As provided in the Amended Articles of Incorporation, each share of Common and Series A and B ESOP Convertible Class A Preferred Stock is entitled to one vote.

   Participants in The Procter & Gamble Shareholder
Investment Program are entitled to vote shares of the Company's Common Stock held for their account under that Program pursuant to an omnibus proxy executed in their favor by the Custodian of such Program.

   Participants in The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan and The Procter & Gamble/Noxell Transitional Plan have the right to instruct the Trustees of any Trust under such Plans in which they are participating as to how to vote shares of stock allocated to their accounts. The Plans also provide that the Trustees of each Trust shall vote any shares allocated to accounts of participants as to which such instructions have not been received in direct proportion to the voting of allocated shares as to which voting instructions have been received. In addition, the Plans provide that the Trustees shall vote unallocated shares of stock held in such Trust in direct proportion to the voting of allocated shares in such Trust as to which voting instructions have been received.

   The vote required for the election of Directors and approval of the other proposals is set forth in the discussion of each item to be voted upon.

                    ELECTION OF DIRECTORS

   The Regulations of the Company provide that the Board of Directors shall consist of three classes of Directors with overlapping three-year terms. One class of Directors is to be elected each year with terms extending to the third succeeding annual meeting after such election. The
Regulations provide that the Board shall maintain the three classes so as to be as nearly equal in number as the then total number of Directors permits.

   Pursuant to the provisions of the Regulations described above, there are six Directors of the Company whose terms expire at the annual meeting in 1997. The six Directors whose terms are expiring in 1997 are described in the section immediately below. It is the Board's intention that these six persons will be nominated for new terms extending to the annual meeting in 2000 and until their successors are duly elected. Proxies received in response to this solicitation will be voted, unless such authority is withheld, in favor of the election of these six nominees.
In the election of members of the Board of Directors, the six candidates receiving the most votes will be elected. While there is no reason to believe that any of the nominees will, prior to the date of the meeting, refuse or be unable to accept the nomination, should any nominee or nominees so refuse or become unable to accept, it is the intention of the persons named in the proxy to vote for such other person or persons as the Directors may recommend.

   Directors whose terms expire at the annual meetings in 1998 and 1999 are described in separate sections below.

  NOMINEES FOR ELECTION AS DIRECTORS WITH TERMS EXPIRING IN 2000

[insert picture]    Edwin L. Artzt - Retired Chairman of the
                    Board and Chief Executive.  Director of
                    American Express Company, Barilla
                    G.eR.F.lli S.p.A. Italy, Delta Air
                    Lines, Inc., and GTE Corporation;
                    Director of the Company from 1972 to
                    1975 and since 1980; Chairman of the
                    Executive Committee and member of the
                    Finance and Public Policy Committees;
                    age 67.

[insert picture]    Norman R. Augustine - Chairman of the
                    Board, Lockheed Martin Corporation
                    (aerospace, electronics, information
                    management, materials and energy systems and products). Director of Lockheed
                    Martin Corporation, The Black and Decker
                    Corporation and Phillips Petroleum
                    Company; Director of the Company since
                    1989; Chairman of the Compensation
                    Committee and member of the Executive
                    and Finance Committees; age 62.

[insert picture]    Richard J. Ferris - Co-Chairman,
                    Doubletree Corporation.  Director of
                    Doubletree Corporation, Amoco
                    Corporation and Candlewood Hotel
                    Company, Inc.; Director of the Company
                    since 1979; Chairman of the Finance
                    Committee and member of the Executive,
                    and Board Organization and Nominating
                    Committees; age 60.

[insert picture]    John C. Sawhill, Ph.D. - President and
                    Chief Executive Officer, The Nature
                    Conservancy (an international
                    conservation organization).  Director of
                    Pacific Gas & Electric Company, NAACO
                    Industries, and Vanguard Group of Mutual
                    Funds; Director of the Company since
                    1996; member of the Audit, Board
                    Organization and Nominating, and Public
                    Policy Committees; age 61.

[insert picture]    John F. Smith, Jr. - Chairman, Chief
                    Executive Officer and President, General
                    Motors Corporation (automobile and
                    related businesses).  Director of
                    General Motors Corporation; Director of
                    the Company since 1995; member of the
                    Audit, Board Organization and
                    Nominating, and Public Policy
                    Committees; age 59.

[insert picture]    Marina v.N. Whitman, Ph.D. - Professor
                    of Business Administration and Public
                    Policy, University of Michigan.
                    Director of Aluminum Company of America,
                    Browning-Ferris Industries, Inc., Chase
                    Manhattan Corporation and its subsidiary
                    Chase Manhattan Bank, and Unocal
                    Corporation; Director of the Company
                    since 1976; Chairman of the Board
                    Organization and Nominating Committee,
                    and member of the Compensation and
                    Finance Committees; age 62.

   All of the Directors with terms expiring in 1997, except Mr. Ferris and Dr. Whitman, have been, or were prior to retirement, executive officers of their respective employers for more than the past five years. Prior to his association with Doubletree Corporation (formerly Guest Quarters Hotels
LP) in October, 1992, Mr. Ferris was a private investor for more than five years following his resignation as Chairman and Chief Executive Officer of UAL Corporation (formerly Allegis Corporation - travel related services) in June, 1987. Prior to her appointment at the University of Michigan effective September 1, 1992, Dr. Whitman was Vice President and Group Executive, General Motors Corporation, for more than five years.

   Each of the Directors with terms expiring in 1997 was elected a Director by the shareholders at the annual meeting in 1994 except Mr. Smith and Dr. Sawhill. Mr. Smith was elected a Director on June 13, 1995 and Dr. Sawhill was elected a Director on May 14, 1996.

            DIRECTORS WITH TERMS EXPIRING IN 1998

[insert picture]    Joseph T. Gorman - Chairman and Chief
                    Executive Officer, TRW Inc. (electronic, automotive, industrial and aerospace equipment). Director of TRW Inc. and Aluminum Company of America; Director of the Company since 1993; member of the Compensation, Executive and Finance
                    Committees; age 59.

[insert picture]    Lynn M. Martin - Professor, Davee Chair,
                    J. L. Kellogg Graduate School of
                    Management, Northwestern University.
                    Director of Ameritech Corporation, Ryder
                    Systems, Inc., TRW Inc., and Harcourt
                    General Inc.; Director of the Company
                    since 1994; member of the Finance, Board
                    Organization and Nominating, and Public
                    Policy Committees; age 57.

[insert picture]    John E. Pepper - Chairman of the Board
                    and Chief Executive.  Director of
                    Motorola, Inc. and Xerox Corporation;
                    Director of the Company since 1984;
                    member of the Executive Committee;
                    age 59.

[insert picture]    Ralph Snyderman, M.D. - Chancellor for
                    Health Affairs, Dean, School of Medicine at Duke University, and Chief Executive
                    Officer of Duke University Health
                    System.  Director of Somatogen Inc.;
                    Director of the Company since 1995;
                    member of the Audit, Board Organization
                    and Nominating, and Public Policy
                    Committees; age 57.

[insert picture]    Robert D. Storey - Partner in the law
                    firm of Thompson, Hine & Flory, P.L.L.,
                    Cleveland, Ohio.  Director of
                    GTE Corporation and The May Department
                    Stores Company; Director of the Company
                    since 1988; Chairman of the Public
                    Policy Committee and member of the Audit and Board Organization and Nominating
                    Committees; age 61.

   All of the nominees for election as Directors with terms expiring in 1998, except Ms. Martin and Mr. Storey, have been executive officers of their respective employers for more than the past five years. Ms. Martin has been a Professor at Northwestern University since 1993. Prior to that, Ms. Martin served as Secretary of Labor of the United States from January, 1991 to January, 1993, following service as a member of the U.S. House of Representatives. Mr. Storey was a partner in the law firm of Burke, Haber & Berick Co., L.P.A. and its successor firm, McDonald, Hopkins, Burke & Haber Co., L.P.A., Cleveland, Ohio, for more than five years prior to joining Thompson, Hine & Flory on January 1, 1993.

   Each of the nominees for election as Directors with terms expiring in 1998 was elected a Director by the shareholders at the annual meeting in 1995.

            DIRECTORS WITH TERMS EXPIRING IN 1999

[insert picture]    Donald R. Beall - Chairman and Chief
                    Executive Officer, Rockwell
                    International Corporation (automation,
                    avionics and communications,
                    semiconductor systems and automotive
                    component systems).  Mr. Beall has
                    announced his intention to step down as
                    Chief Executive Officer on September 30,
                    1997, and as Chairman in February, 1998
                    when he will become Chairman of the
                    Executive Committee.  Director of
                    Rockwell International Corporation,
                    Amoco Corporation and Times-Mirror
                    Company and will become Director of the
                    automotive company being spun-off by
                    Rockwell; Director of the Company since
                    1992; Chairman of the Audit Committee
                    and member of the Compensation and
                    Executive Committees; age 58.

[insert picture]    Gordon F. Brunner - Senior Vice
                    President.  Director of the Company
                    since 1991; age 58.

[insert picture]    Richard B. Cheney - Chairman of the
                    Board and Chief Executive Officer,
                    Halliburton Company (energy services,
                    engineering and construction). Director of Halliburton Company, Electronic Data
                    Systems Corporation, and Union Pacific
                    Corporation; Director of the Company
                    since 1993; member of the Audit,
                    Compensation and Public Policy
                    Committees; age 56.

[insert picture]    Harald Einsmann - Executive Vice
                    President.  Director of Thorn EMI plc;
                    Director of the Company since 1991; age
                    63.

[insert picture]    Durk I. Jager - President and Chief
                    Operating Officer.  Director of the
                    Company since 1989; age 54.

[insert picture]    Charles R. Lee - Chairman and Chief
                    Executive Officer, GTE Corporation
                    (telecommunication services).  Director
                    of GTE Corporation, United Technologies
                    Corporation and USX Corporation.
                    Director of the Company since 1994;
                    member of the Audit, Board Organization
                    and Nominating, and Public Policy
                    Committees; age 57.

   All of the Directors with terms expiring in 1999, except Mr. Cheney, have been executive officers of their respective employers for more than the past five years. Mr. Cheney has been an executive officer of Halliburton Company since October 1, 1995. He was a Senior Fellow at the American Enterprise Institute for Public Policy Research, Washington, DC, from January, 1993 until September 30, 1995. Prior to that, Mr. Cheney was Secretary of Defense of the United States from March 17, 1989 to January 20, 1993.

   Each of the Directors with terms expiring in 1999 was elected a Director by the shareholders at the annual meeting in 1996.

                   COMMITTEES OF THE BOARD

   The EXECUTIVE COMMITTEE (established in 1905). As prescribed by the Regulations of the Company, the Committee has the authority of the Board of Directors for the management of the business and affairs of the Company between meetings of the Board.

   The AUDIT COMMITTEE (established in 1940) met three times during the fiscal year ended June 30, 1997 with representatives of Deloitte & Touche LLP and financial management to review accounting, control, auditing and financial reporting matters. The Committee is responsible, among other things, for recommending to the Board the firm of independent auditors to be retained, approving professional services rendered and reviewing the scope of the annual audit and reports and recommendations submitted by the independent audit firm, which regularly meets privately with the Committee.

   The BOARD ORGANIZATION AND NOMINATING COMMITTEE (established in 1972) met twice during the fiscal year ended June 30, 1997. The Board Organization and Nominating Committee is responsible for establishing the criteria for and reviewing the qualifications of individuals for election as members of the Board. When a vacancy on the Board occurs or is anticipated, the Committee presents its recommendation of a replacement Director to the Board. The Committee makes recommendations as to exercise of the Board's authority to determine the number of its members, within the limits provided by the Regulations of the Company. The Committee also has responsibility for reviewing issues of corporate governance and making recommendations thereon to the Board. Shareholders wishing to communicate with the Board Organization and Nominating Committee concerning potential Director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

   The COMPENSATION COMMITTEE met four times during the fiscal year ended June 30, 1997. The Compensation Committee (or its predecessor Committees, which served the same function under different names and which were established commencing in 1960) is responsible for fixing or agreeing to the salary and other compensation of all principal officers of the Company elected by the Board, and advising the Chief Executive on policy matters concerning officers' compensation. The Compensation Committee is also responsible for administration of The Procter & Gamble 1992 Stock Plan as approved at the annual meeting of shareholders on October 13, 1992. The authority of the Committee under the Plan includes selection of key employees for participation in the Plan and determination of numbers of stock options and stock appreciation rights and amounts of restricted and unrestricted stock to be awarded to such employees pursuant to the Plan. The Committee is also charged with on-going administration and interpretation of the Plan and of its predecessor plans, The Procter & Gamble 1983 Stock Plan and the Plan for Use of Shares in Payment of Remuneration, both of which have been superseded as to new grants by The Procter & Gamble 1992 Stock Plan.

   The FINANCE COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1997. The
Finance Committee is responsible for reviewing and making recommendations to the Board on the following matters: the Company's annual financing plans; the Company's global financing objectives and principles, financial strategies and capital structure; funding and oversight of pension and benefit plans; the Company's insurance program; and, after separately being cleared in principle with the full Board, the financial implications of major investments, restructurings, joint ventures, acquisitions and divestitures.

   The PUBLIC POLICY COMMITTEE (established in 1994) met three times during the fiscal year ended June 30, 1997. The Public Policy Committee is responsible for reviewing activities of importance to the Company and its stakeholders, including employees, consumers, customers, suppliers, shareholders, governments and local communities. The Public Policy Committee reviews equal employment opportunity and advancement, environmental quality, employee safety and health, product safety, contributions and community relations.

   CERTAIN ADDITIONAL INFORMATION CONCERNING THE BOARD OF DIRECTORS

   During the fiscal year ended June 30, 1997 a total of nine meetings of the Board and 15 meetings of Committees of the Board were held. Average attendance at these meetings by nominees and incumbents serving as Directors during the past year was in excess of 95%.

   The Board elected to increase its alignment with the interests of the Company's shareholders as well as to simplify the elements of the compensation program for non-employee Directors. As a result, all Committee membership fees as well as all Board and Committee attendance fees were eliminated. In their place, the Board increased the retainer and the amount of stock-related compensation. At the time of this change, the total compensation received by a typical Director remained about the same.

   Effective January 1, 1997, Directors who are not employees receive a retainer of $55,000 per year, paid quarterly. The last quarterly retainer payment is contingent upon the Director's having attended at least 75% of the Board meetings held during the fiscal year. The attendance requirement may be waived by the Compensation Committee for reasons of health or other urgent personal circumstances. Directors may also elect to convert a portion or all of their fees for services as a Director into Common Stock of the Company pursuant to The Procter & Gamble 1993 Non-Employee Directors' Stock Plan.

   Non-employee Directors also receive an annual grant of restricted stock on the first business day in the calendar year with a value of approximately $20,000 on the date of grant. Non-employee Directors were also granted a stock option on February 28, 1997 with a term of ten years to purchase 1,000 shares of the Company's Common Stock at an exercise price of $120.4375, the fair market value of the Common Stock on the date of grant. The Company does not pay directors' fees to Directors who are employees of the Company. Directors who are not employees of the Company are also provided insurance coverage in the amount of $750,000 payable in the event of accidental death or disability occurring while traveling on Company business. Such Directors also receive reimbursement for expenses of such travel.

   For the period June 30, 1996 through December 31, 1996,
Directors who were not employees of the Company were paid retainers at the rate of $30,000 per year, plus a fee of $1,000 for each Board or Board Committee meeting attended.
In addition, non-employee Directors who served on Board
Committees were paid retainers at the rate of $5,000 (for
Committee Chairmen) or $3,000 (for Committee members) per year.

   Fees otherwise payable to a non-employee Director who has elected to come under The Procter & Gamble Deferred Compensation Plan for Directors are credited to such Director's account but not funded. Interest is credited to such an account at the end of each month at the prime rate then in effect at Morgan Guaranty Trust Company of New York. Such a deferred compensation account is payable either upon the retirement of the Director or after a term of years specified by the electing Director, at the Director's option, elected in advance of being earned.

   The Board also elected to terminate the Board of Directors retirement plan, effective January 1, 1997. Until that time, Directors who were not employees of the Company were covered by a retirement plan pursuant to which retirement benefits were payable to any Director who had served at least five years since original election to the Board. The annual retirement benefit under this plan was specified as the amount of the annual retainer for Board service in effect at the time of retirement, payable quarterly for as many calendar quarters following retirement as the retired Director served prior to retirement, or until death, whichever occurred first. There were no survivor benefits payable under the plan. On January 2, 1997, an amount equal to the discounted present value of the projected benefit for each then-current Director was converted into Procter & Gamble Common Stock at a price of $105.625, the fair market value on January 2, 1997. These shares will be restricted until retirement or completion of service as a Director.

   As part of its overall program of support for charitable institutions and as an aid in attracting and retaining qualified Directors, the Board of Directors has in place a Charitable Gifts Program funded by life insurance on the lives of the non-employee members of the Board of Directors and the Chairman of the Board and Chief Executive.
Directors derive no financial benefit from the Program since all insurance proceeds and charitable deductions accrue solely to the Company. Under this Program the Company intends to make charitable contributions of up to a total of $1 million following the death of any such participant with such contribution to be allocated in accordance with each participant's recommendations among up to five charitable organizations. The following current and retired Directors of the Company are participants in this Program: David M. Abshire, Edwin L. Artzt, Norman R. Augustine, Donald R. Beall, Theodore F. Brophy, Richard B. Cheney, Richard J. Ferris, Joseph T. Gorman, Robert A. Hanson, Joshua Lederberg, Charles R. Lee, Lynn M. Martin, John E. Pepper, David M. Roderick, John C. Sawhill, John G. Smale, John F. Smith, Jr., Ralph Snyderman, Robert D. Storey and Marina v.N. Whitman. Beneficiary organizations designated under this Program must be tax-exempt under Section 501(c)(3) of the Internal Revenue Code, and donations ultimately paid by the Company will be deductible against federal and other income taxes payable by the corporation in accordance with the tax laws applicable at the time. Because of such deductions and use of insurance, the Program should result in little or no long-term cost to the Company under present law.

         REPORT OF THE COMPENSATION COMMITTEE OF THE
        BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION

OVERVIEW

   The Compensation Committee of the Board of Directors (the "Committee") consists entirely of outside, non-employee Directors. The Committee establishes and regularly reviews executive compensation levels and policies, and authorizes short- and long-term awards in the form of cash or stock. All awards are made within the authority of the Additional Remuneration Plan, which dates back to 1949, and The Procter & Gamble 1992 Stock Plan.

   Compensation for executives is based on the principles that compensation must (a) be competitive with other quality companies in order to help attract, motivate and retain the talent needed to lead and grow Procter & Gamble's business;
(b) provide a strong incentive for key managers to achieve the Company's goals; and (c) make prudent use of the Company's resources.

   Procter & Gamble has an enviable record of recruiting, training and developing its executive talent from within -- an achievement few other corporations have matched. In addition, the Company's long-term performance, as measured by sales and earnings growth and other relevant measures, has been very positive. This record suggests the principles that drive our compensation program have, over time, delivered the desired results.

   Executive compensation is based on performance against a combination of financial and non-financial measures including business results and developing organization capacity. In addition, employees are expected to uphold the fundamental principles embodied in the Company's Statement of Purpose and Environmental Quality Policy. These include a commitment to integrity, doing the right thing, maximizing the development of each individual, developing a diverse organization, and continually improving the environmental quality of our products and operations. In upholding these financial and non-financial objectives, executives not only contribute to their own success, but also help ensure our business, employees, shareholders and the communities in which we live and work will prosper.

ELEMENTS OF EXECUTIVE COMPENSATION

   It is the Company's long-standing policy that variable, at-risk compensation, both annual and long-term, should make up a significant portion of executive compensation. Depending upon the level of the executive, the Company targets between 40% and 80% of executive compensation (other than retirement credits) to be variable, at-risk elements. When the Company achieves solid earnings growth and stock price appreciation, executive compensation levels will be expected to equal or exceed the middle compensation range for a comparative group of companies. This group includes a combination of leading consumer products companies and other corporations of size and reputation comparable to Procter & Gamble (and with which Procter & Gamble must compete in hiring and retaining the employees it needs). The composition of this group is updated periodically in order to assure its continued relevance.

   The Committee believes the compensation levels of the Company's executive officers are competitive and in line with those of comparable companies. This conclusion is derived in part from consultations with independent outside compensation consultants.

   Annual compensation elements include base salary and two forms of incentives, the Performance Bonus Award and the Profit Incentive Award. Long-term incentive compensation includes stock options and a Long-Term Incentive Plan award based on Total Shareholder Return relative to a peer group of companies.

   In addition, executives participating in The Procter &
Gamble Profit Sharing Trust and Employee Stock Ownership
Plan receive retirement awards in the form of stock restricted (non-transferable and subject to forfeiture) until retirement. These awards make up the difference between the Internal Revenue Code limit on contributions that can be made to that Plan and what would otherwise be contributed by the Company to the executive's account. The
Procter & Gamble Profit Sharing Trust and Employee Stock
Ownership Plan is a qualified plan providing retirement benefits for U.S.-based employees.

ANNUAL COMPENSATION

   Annual compensation consists of base salary and two forms of annual incentives.

   Executive pay ranges are established based on a careful examination of survey data from a comparative group of companies gathered by a leading consulting firm specializing in executive compensation. A number, but not all, of these companies are included in the line of business index shown on the performance graph. Executive compensation ranges are targeted to be in the middle of this group of companies. Within the established range structure, the Committee approves changes in amounts of executive compensation based on individual performance evaluations and time in position.

   One annual incentive award, the Performance Bonus Award, is based on an evaluation of each executive's individual performance. A separate annual award, the Profit Incentive Award, is tied to the net profit achievement of the Company and/or certain business units as compared to preset goals. If these profits, after any adjustments approved by the Compensation Committee for unusual items, are not delivered, no awards are made.

   Senior management and the Committee believe that differences in performance should result in significantly different levels of annual cash compensation.

LONG-TERM INCENTIVES

   Long-term incentives consist of stock options and Long-
Term Incentive Plan (LTIP) awards. Both types of awards serve to focus executive attention on the long-term performance of the business.

   The Company makes stock option grants annually at no less than 100% of the market price on the date of grant. Stock appreciation rights (SARs) are granted instead of options in countries where the holding of foreign stock is restricted. These grants and rights are fully exercisable after one year and have a ten-year life. The number of shares normally awarded is based on the individual's total short-term compensation and competitive grant values for that level of compensation. Grants are performance-based in that they are tied to individual compensation levels which are already performance-based. These awards are designed to be competitive with awards made by companies in the survey group. The number of option shares currently held by each executive is not considered in determining awards. Grants are only made to employees who have demonstrated a capacity for contributing in a substantial way to the success of the Company. Stock options encourage these managers to become owners of the business, which helps to further align their interests with the shareholders' interests. Options have no value unless the price of the Company's stock increases, and they are exercisable only by the employee and cannot be transferred except in case of death.

   The goal of the LTIP is to consistently deliver a Total
Shareholder Return (TSR) at least in the top half of a peer group of companies over the most recent three-year period.
When this occurs, awards ranging from 50% to 150% of the Performance Bonus Award can be earned. No awards are paid for ranking in the bottom one-third of the peer group.
Awards are generally made in the form of stock, stock restricted until retirement, or as stock options in accordance with the terms of the 1992 Stock Plan.

   The Company firmly believes the interests of the Company and its employees are inseparable. One of the ways this is demonstrated is through share ownership and ownership behavior. Globally, we estimate that our employees and retirees currently own about 26% of Procter & Gamble's outstanding shares. We believe this is significantly higher than most other major corporations and serves to create a strong focus on the long-term growth of the Company and its stock.

   To support the Company's desire to increase management's stock ownership, the Committee approved a share retention program for managers participating in LTIP. Specific guidelines require participants to achieve and then retain a multiple of their base salary in shares of Procter & Gamble
stock.   Higher level managers are required to retain a
larger multiple. The Chief Executive's multiple is three times base salary.

   The Committee is continuing its review of the new federal tax legislation limiting the deduction available for compensation paid to the Company's named executives under Internal Revenue Code Section 162(m). Stock option and SAR grants under the 1992 Stock Plan meet the requirements for deductible compensation. The Committee granted some or all of the named executives' Performance Bonus, Profit Incentive and Long-Term Incentive Plan awards in the form of stock options or retirement restricted stock in order to avoid the loss of deductibility related to such compensation. The Executive Compensation Tables provide further details. With these adjustments, the potential tax liability from any loss of deductibility is nominal.

COMPENSATION OF THE CHIEF EXECUTIVE

   The compensation of John E. Pepper, Chairman of the Board and Chief Executive during fiscal year 1996-97, consists of the same elements as for other senior executives, namely base salary, annual incentives, stock options, and LTIP awards.

      In determining Mr. Pepper's compensation package, the Committee reviewed the Company's financial and business performance for 1996-97. This review was based on a number of qualitative and quantitative factors including sales, earnings, unit volume, market share, profit margins, return on equity, growth in earnings, total shareholder return, innovation and human resource development. The Committee does not assign relative weights or rankings to each of these factors, but instead makes a subjective determination based on consideration of all such factors. In its review, the Committee noted significant progress against the Company's long-term objectives. Fiscal year 1996-97 was a record year for unit volume, sales, earnings and cash flow. The Company achieved its 1996-97 earnings target and profit margins reached their highest level in 47 years. The Company's underlying strategy of offering consumers products providing better value continues to build the business. TSR has been strong. Since the beginning of the 1994-95 fiscal year, the Company's TSR has averaged 38% on an annualized basis. This ranks P&G in the top third of a group of peer companies.

        Mr. Pepper's base salary was established based on the Committee's evaluation of his performance toward the achievement of the Company's financial, strategic and other goals, his length of service as Chief Executive, and competitive chief executive officer pay information derived from an independent consulting organization. His
Performance Bonus Award was based on the Committee's overall evaluation of his individual performance. Although the final amount has not yet been determined, it is expected that Mr. Pepper will qualify for a Profit Incentive Award attributable to 1996-97 in the amount of approximately $474,000.

      The Chief Executive's LTIP award reflecting the Company's relative TSR performance over the most recent three fiscal years was calculated on the same basis as for all other covered executives. This equaled 87% of Mr. Pepper's
Performance Bonus Award.

   Mr. Pepper's regular award of stock options for 1997, as with other optionees, was based on his total short-term compensation and competitive survey data.

                      Norman R. Augustine, Chairman    Joseph T. Gorman
                      Donald R. Beall                  Marina v.N. Whitman
                      Richard B. Cheney

                EXECUTIVE COMPENSATION TABLES

   The following tables and notes present the compensation provided by the Company to its Chief Executive officer, and to each of the Company's four most highly compensated executive officers, other than the Chief Executive, for services rendered in all capacities to the Company for the fiscal years ended June 30, 1997, 1996 and 1995.

                 SUMMARY COMPENSATION TABLE
             (DOLLAR FIGURES SHOWN IN THOUSANDS)
                                          Annual Compensation
Name and                      __________________________________________
Principal                                                   Other Annual
Position            Year      Salary            Bonus<F1>  Compensation<F2>
_______________    _______   ________           _______   ______________

John E. Pepper     1996-97   $1,180.0            $0<F6>          $0
Chairman of the    1995-96    1,110.0             0<F7>           0
Board and Chief    1994-95      910.0            50.8             0
Executive

Durk I. Jager      1996-97   $1,035.0            $0<F8>          $0
President and      1995-96      910.0            58.0<F9>         0
Chief Operating    1994-95      760.0           218.3             0
Officer

Harald Einsmann    1996-97     $706.3            $0<F10>       $106.1<F11>
Executive Vice     1995-96      635.0           457.2<F12>      403.3<F11>
President          1994-95      582.5           524.9           537.5<F11>

Wolfgang C. Berndt 1996-97     $663.3            $0<F13>       $345.0<F11>
Executive Vice     1995-96      620.0           378.6<F14>      338.5<F11>
President          1994-95      555.0           293.7           318.0<F11>

Gordon F. Brunner  1996-97     $550.0            $0<F15>         $0
Senior Vice        1995-96      525.0             0<F16>          0
President          1994-95      500.0           150.0             0


                        Long-Term Compensation Awards
                        _____________________________

                                              Securities
Name and                      Restricted      Underlying
Principal                     Stock           Options/     All Other
Position           Year       Awards<F3>      SARs<F4>     Compensation<F5>
_______________    _______   ____________   ___________    ______________

John E. Pepper     1996-97   $1,661.0        68,725        $306.8
Chairman of the    1995-96      480.0       103,305         284.5
Board and Chief    1994-95      571.3        70,542         240.0
Executive

Durk I. Jager      1996-97       $0          75,612        $265.9
President and      1995-96        0          91,628         230.5
Chief Operating    1994-95      228.7        55,322         189.4
Officer

Harald Einsmann    1996-97     $558.9        41,068        $293.2
Executive Vice     1995-96        0          43,531         302.4
President          1994-95       84.0        25,300         290.1

Wolfgang C. Berndt 1996-97       $0          43,010        $215.5
Executive Vice     1995-96        0          39,748         295.4
President          1994-95      111.5        22,000         335.7

Gordon F. Brunner  1996-97     $448.0        36,425        $143.6
Senior Vice        1995-96      561.3        33,196         138.9
President          1994-95      376.8        19,800         130.9


<F1>The Performance Bonus and Profit Incentive Awards may be
   made in the form of cash, restricted stock or stock options and Long-Term Incentive Plan Awards may be made in the form of stock, restricted stock or stock options as approved by the Compensation Committee. Awards received in the form of cash or stock are reported in this column. Awards received in the form of restricted stock or stock options are reported under the appropriate long-term compensation column. Although the final amount of the Profit Incentive Award for fiscal year 1996-97 has not yet been determined, the amount of the estimated award has been noted below in footnotes 6, 8, 10, 13 and 15.

<F2>Any perquisites or other personal benefits received from the
   Company by any of the named executives were substantially less than the reporting thresholds established by the Securities and Exchange Commission
   (the lesser of $50,000 or 10% of the individual's cash compensation).

   <F3>All restricted stock awarded to the named executives for
   1996-97 will vest on retirement.  The number and value
   (in thousands of dollars) of aggregate restricted stock holdings of each of the named executives on June 30, 1997 was: Mr. Pepper, 82,295 shares ($11,493); Mr.
   Jager, 19,389 shares ($2,708); Mr. Einsmann, 0 shares
   ($0); Mr. Berndt, 1,623 shares ($227); Mr. Brunner,
   27,068 shares ($3,780). The value of the restricted stock is determined by multiplying the total shares held by each named executive by the average of the high and low price on the New York Stock Exchange on June 30,
   1997 ($139.6563). Dividends are paid on all restricted Common Stock at the same rate as paid on the Company's Common Stock.

<F4>For fiscal year 1996-97, in addition to the regular award of stock options, these figures include options granted on July
   1, 1997 to Messrs. Jager and Berndt for the 1996-97
   Performance Bonus Award and options granted on July 9,
   1997 to all five named executives for the 1996-97 Long-
   Term Incentive Plan Award. See footnotes 6, 8, 10, 13 and 15 below. Options for the 1996-97 Profit Incentive
   Award will be granted on or about September 15, 1997 and reported in the proxy statement for the annual meeting of shareholders on October 13, 1998.

<F5>All Other Compensation (in thousands of dollars) -- details for
   1996-97:


                                                  Inter-
                      Profit    Flexible          national
                      Sharing   Compen-           Assign-
                      and       sation            ment      Total
                      Related   Program           Equali-   All Other
                      Contri-   Contri-   Imputed zation    Compen-
Name                  butions   Income    Income  Payments  sation
_________________     _______   ________  ______  ________  _________

John E. Pepper        $255.4    $44.4      $7.0     $0      $306.8
Durk I. Jager          224.0     36.4       5.5      0       265.9
Harald Einsmann          0        0         2.7    290.5     293.2
Wolfgang C. Berndt       0        0         2.9    212.6     215.5
Gordon F. Brunner      119.1     21.0       3.5      0       143.6

   <F6>Mr. Pepper's Performance Bonus Award of $790,030 was paid in the form of retirement restricted stock; his Long-Term
   Incentive Plan Award of $687,300 was paid in the form of retirement restricted stock ($515,475) and stock options
   ($171,825); and his estimated Profit Incentive Award of $474,000 will be paid in the form of retirement restricted stock ($355,500) and stock options ($118,500) to be granted on or about September 15, 1997.

   <F7>In fiscal year 1995-96, Mr. Pepper's Performance Bonus Award of
   $640,041 was paid in the form of retirement restricted stock ($480,041) and stock options ($160,000); his Long-
   Term Incentive Plan Award of $691,200 was paid in the form of stock options; and his Profit Incentive Award of $371,200 was paid in the form of stock options.

   <F8>Mr. Jager's Performance Bonus Award of $565,000 was paid in the form of stock options; his Long-Term Incentive Plan Award of $491,550 was paid in the form of stock options; and his estimated Profit Incentive Award of $339,000 will be paid in the form of stock options to be granted on or about September 15, 1997.

   <F9>In fiscal year 1995-96, Mr. Jager's Performance Bonus Award of
   $490,000 was paid in the form of cash ($58,000) and stock options ($432,000); his Long-Term Incentive Plan
   Award of $529,200 was paid in the form of stock options;
   and his Profit Incentive Award of $309,925 was paid in the form of stock options.

   <F10>Mr. Einsmann's Performance Bonus Award of $305,035 was paid in the form of retirement restricted stock; his Long-
   Term Incentive Plan Award of $265,300 was paid in the form of stock options; and his estimated Profit
   Incentive Award of $253,913 will be paid in the form of retirement restricted stock.

   <F11>Tax equalization payments to cover incremental taxes required to be paid to Belgium for Mr. Einsmann and to the United
   Kingdom for Mr. Berndt, as paid in accordance with Company policies applicable generally to managers assigned outside their home countries.

   <F12>In fiscal year 1995-96, Mr. Einsmann's Performance Bonus Award of
   $275,000 was paid in the form of cash; his Long-Term
   Incentive Plan Award of $297,000 was paid in the form of stock options; and his Profit Incentive Award of $182,188 was paid in the form of cash.

   <F13>Mr. Berndt's Performance Bonus Award of $260,000 was paid in the form of stock options; his Long-Term Incentive Plan
   Award of $226,200 was paid in the form of stock options;
   and his estimated Profit Incentive Award of $243,750 will be paid in the form of stock options to be granted on or about September 15, 1997.

   <F14>In fiscal year 1995-96, Mr. Berndt's Performance Bonus Award of
   $240,000 was paid in the form of cash; his Long-Term
   Incentive Plan Award of $259,200 was paid in the form of stock options; and his Profit Incentive Award of $148,000 was paid in the form of cash ($138,610) and stock options ($9,590).

   <F15>Mr. Brunner's Performance Bonus Award of $280,048 was paid in the form of retirement restricted stock; his Long-
   Term Incentive Plan Award of $243,600 was paid in the form of stock options; and his estimated Profit
   Incentive Award of $168,000 will be paid in the form of retirement restricted stock.

   <F16>In fiscal year 1995-96, Mr. Brunner's Performance Bonus Award of
   $265,000 was paid in the form of retirement restricted stock; his Long-Term Incentive Plan Award of $286,280 was paid in the form of retirement restricted stock
   ($143,180) and stock options ($143,100); and his Profit
   Incentive Award of $153,732 was paid in the form of retirement restricted stock.


            OPTION GRANTS IN LAST FISCAL YEAR
            (DOLLAR FIGURES SHOWN IN THOUSANDS)
                        Number of       % of Total
                        Securities      Options
                        Underlying      Granted to
                        Options         Employees       Exercise or
Name                    Granted<F1>     in Fiscal Year  Base Price
_____________________   __________      ______________  ___________

John E. Pepper<F3>      65,311             1.3%          $120.4375
                         3,414             0.1%           151.0625
Durk I. Jager<F4>       53,775             1.1%           120.4375
                        12,075             0.2%           140.3750
                         9,762             0.2%           151.0625
Harald Einsmann         35,797             0.7%           120.4375
                         5,271             0.1%           151.0625
Wolfgang C. Berndt<F5>  32,959             0.7%           120.4375
                         5,557             0.1%           140.3750
                         4,494             0.1%           151.0625
Gordon F. Brunner       31,586             0.6%           120.4375
                         4,839             0.1%           151.0625

                                         Potential
                                         Realizable Value
                                         at Assumed Annual
                                         Rates of Stock
                                         Price Appreciation
                                         for Option Term <F2>
                                         ____________________
                         Expiration      (a)          (b)
Name                     Date             5%          10%
______________________   __________     ________    _________

John E. Pepper<F3>       2/28/07        $4,946.8    $12,536.2
                         7/9/07            324.3        821.9
Durk I. Jager<F4>        2/28/07         4,073.1     10,321.9
                         7/1/07          1,066.0      2,701.4
                         7/9/07            927.4      2,350.2
Harald Einsmann          2/28/07         2,711.4      6,871.1
                         7/9/07            500.8      1,269.0
Wolfgang C. Berndt<F5>   2/28/07         2,496.4      6,326.4
                         7/1/07            490.6      1,243.2
                         7/9/07            426.9      1,082.0
Gordon F. Brunner        2/28/07         2,392.4      6,062.8
                         7/9/07            459.7      1,165.0

<F1>All of these options, which were granted pursuant to The
   Procter & Gamble 1992 Stock Plan, were non-qualified, were granted at market value on the date of grant, vest on the first anniversary of the date of grant, and have a term of ten years. Stock options expiring on July 1, 2007 and July 9, 2007 are related to Performance Bonus and Long-Term Incentive Plan Awards, respectively.

<F2>We recommend caution in interpreting the financial
   significance of these figures. They are calculated by multiplying the number of options granted by the difference between a future hypothetical stock price and the option exercise price and are shown pursuant to rules of the Securities and Exchange Commission. They assume the value of Company stock appreciates 5% or 10% each year, compounded annually, for ten years (the life of each option). They are not intended to forecast possible future appreciation, if any, of such stock price or to establish a present value of options. Also, if appreciation does occur at the 5% or 10% per year rate, the amounts shown would not be realized by the recipients until the year 2007. Depending on inflation rates, these amounts may be worth significantly less in 2007, in real terms, than their value today.

   <F3>Mr. Pepper also received an award of 12,105 stock
   options on September 13, 1996 with an exercise price of $92.00 and an expiration date of September 13, 2006 for his Profit Incentive Award earned in fiscal year 1995-
   96. This option award had potential realizable values of $700,400 and $1,774,900 at assumed rates of appreciation of 5% and 10%, respectively.

   <F4>Mr. Jager also received an award of 10,107 stock options on September 13, 1996 with an exercise price of $92.00 and an expiration date of September 13, 2006 for his Profit Incentive Award earned in fiscal year 1995-96.
   This option award had potential realizable values of $584,800 and $1,481,900 at assumed rates of appreciation of 5% and 10%, respectively.

   <F5>Mr. Berndt also received an award of 315 stock options on September 13, 1996 with an exercise price of $92.00 and an expiration date of September 13, 2006 for a portion of his Profit Incentive Award earned in fiscal year 1995-96. This option award had potential realizable values of $18,200 and $46,200 at assumed rates of appreciation of 5% and 10%, respectively.


      AGGREGATED OPTION/STOCK APPRECIATION RIGHT (SAR)
                EXERCISES IN LAST FISCAL YEAR
          AND FISCAL YEAR-END OPTION/SAR VALUES<F1>
             (Dollar figures shown in thousands)
                                                    Number of
                                                    Securities
                                                    Underlying
                       Shares                       Unexercised
                       Acquired     Value           Options/SARs
Name                   on Exercise  Realized<F2>    at FY End
_______________        ___________  ____________    ________________
                                            Exercisable     Unexercisable
                                            ___________     _____________

John E. Pepper             0          $0.0    401,996         106,162
Durk I. Jager         16,000       1,277.5    284,590          96,135
Harald Einsmann       65,200       6,225.1    197,754          45,874
Wolfgang C. Berndt         0           0.0    144,640          42,067
Gordon F. Brunner      4,480         503.4    162,939          36,443



                                     Value of Unexercised
                                     In-the-Money
Name                                 Options/SARs at FY End<F3>
___________________                  __________________________
                                     Exercisable     Unexercisable
                                     ___________     _____________

John E. Pepper                       $33,965.5       $3,292.8
Durk I. Jager                         23,991.2        3,135.8
Harald Einsmann                       16,930.9        1,204.1
Wolfgang C. Berndt                    11,650.8        1,098.8
Gordon F. Brunner                     14,062.7          855.8


<F1>Optionees may satisfy the exercise price by submitting
   currently owned shares and/or cash. Income tax withholding obligations may be satisfied by electing to have the Company withhold shares otherwise issuable under the option/stock appreciation right (SAR) with a fair market value equal to such obligations.

   <F2>Options/SARs were granted for terms of up to ten years.
   The value realized on options/SARs exercised during the last fiscal year represents the total gain over the years the options/SARs were held by the executive. If this total gain is divided by the average number of years the options/SARs were held, a more relevant annualized gain is produced. The annualized gains (in thousands of dollars) on these option/SAR exercises were as follows: Mr. Jager, $151.2; Mr. Einsmann, $778.1;
   and Mr. Brunner, $50.3.

   <F3>Calculated based on the fair market value of the
   Company's Common Stock on June 30, 1997 ($139.6563 per share) minus the exercise price.


                     RETIREMENT BENEFITS

      Retirement benefits for U.S.-based executive officers are provided primarily by The Procter & Gamble Profit Sharing
Trust and Employee Stock Ownership Plan. This is a defined contribution plan. Under the rules set by the Securities and Exchange Commission, these Company contributions are included in the Summary Compensation Table in the "All Other Compensation" column (see footnote (5) to such Table). In addition, Mr. Einsmann is enrolled in the Pension Plan of Procter & Gamble GmbH (Germany) and Mr. Jager is enrolled in the Pension Plan of Procter & Gamble Benelux N.V.
(Netherlands Branch), where they joined the Company.  Mr.
Jager is also enrolled in the Supplemental Retirement Plan for U.S.-based managers who previously participated in pension plans of international subsidiaries. Mr. Berndt is enrolled in the Pension Plan of Procter & Gamble GmbH (Germany). Mr. Berndt was a participant in the Austrian pension plan and enrolled in the supplemental plan for Germans who previously participated in other pension plans. These Plans are defined benefit plans funded by book reserves or insurance contracts in order to pay retirement benefits in cash. Given their age and service with the Company, their estimated annual benefit, if payable in the form of a straight annuity upon retirement at age 65, would be $917,007 for Mr. Einsmann, $317,311 for Mr. Jager and $831,862 for Mr. Berndt.

       COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

   The following graph compares the five-year cumulative total return of the Company's Common Stock as compared with the S&P 500 Stock Index and a composite of the S&P Household Products Index, the S&P Paper & Forest Products Index, the S&P Personal Care Index, the S&P Health Care Diversified Index and the S&P Foods Index weighted based on the Company's current fiscal year revenues.


                     {Performance Graph}





   The graph assumes a $100 investment made on July 1, 1992 and the reinvestment of all dividends, as follows:

                         Dollar Value of $100 Investment at June 30
                     __________________________________________________
                     1992     1993    1994     1995     1996     1997
                     ____     ____    ____     ____     ____     ____
P&G Common        $100.00   $115.56  $123.06  $167.32  $216.46  $336.69
Composite Group   $100.00   $107.79  $112.95  $154.73  $184.83  $266.94
S&P 500           $100.00   $113.63  $115.23  $145.27  $183.04  $246.55


   SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

   The following tables give information concerning the beneficial ownership of the Company's Common and Series A and B ESOP Convertible Class A Preferred Stock by all
Directors and nominees, each named executive, all Directors and executive officers as a group, and the owners of more than five percent of the outstanding Series A and B ESOP
Convertible Class A Preferred Stock, on August 8, 1997:

                              COMMON STOCK

                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                    ________________________________________
                    DIRECT<F1>
                    AND                         TRUSTEESHIPS
                    PROFIT        RIGHT         AND            PERCENT
                    SHARING       TO            FAMILY         OF
OWNER               PLAN<F2>      ACQUIRE<F3>   HOLDINGS<F4>   CLASS
__________________  _________     __________    ___________    _______

Edwin L. Artzt      251,611.0     474,000         --           <F5>
Norman R. Augustine   5,151.0       2,000         --           <F5>
Donald R. Beall       3,349.0       2,000       6,561          <F5>
Wolfgang C. Berndt   32,566.0     153,433         --           <F5>
Gordon F. Brunner    90,793.0     167,796         --           <F5>
Richard B. Cheney     1,436.0       2,000       1,400          <F5>
Harald Einsmann      17,423.0     207,831         --           <F5>
Richard J. Ferris    44,947.0       2,000         --           <F5>
Joseph T. Gorman      3,250.0       2,000       1,000          <F5>
Durk I. Jager        56,615.7     306,843         --           <F5>
Charles R. Lee        4,673.0       2,000         --           <F5>
Lynn M. Martin        1,492.0       2,000         --           <F5>
John E. Pepper      390,373.7     430,742       1,589          <F5>
John C. Sawhill       1,852.0          --         --           <F5>
John F. Smith, Jr.    2,621.0       1,000         --           <F5>
Ralph Snyderman       1,957.0       1,000         --           <F5>
Robert D. Storey      2,423.0          --         --           <F5>
Marina v.N. Whitman   3,978.0       2,000        800           <F5>

43 Directors and
   executive officers,
   as a group     1,817,960.1   3,918,358     25,132          .853%

<F1>Sole discretion as to voting and investment of shares.
<F2>Shares allocated to personal accounts of executive
   officers under the Retirement Trust pursuant to The
   Procter & Gamble Profit Sharing Trust and Employee Stock
   Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trusts in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
<F3>If acquired, would have sole discretion as to voting
   and investment of shares.
<F4>The individuals involved share voting and/or
   investment powers with other persons.
   <F5>Less than .123% for any one Director or executive
   officer.

      SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK

                    AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                    _________________________________________
                         PROFIT                             PERCENT
                         SHARING                            OF
OWNER                    PLAN<F1>       TRUSTEESHIPS        SERIES
______________________   __________     ____________        _______

Edwin L. Artzt             -                 -                -
Norman R. Augustine        -                 -                -
Donald R. Beall            -                 -                -
Wolfgang C. Berndt         -                 -                -
Gordon F. Brunner      3,316.0               -               <F2>
Richard B. Cheney          -                 -                -
Harald Einsmann            -                 -                -
Richard J. Ferris          -                 -                -
Joseph T. Gorman           -                 -                -
Durk I. Jager          3,291.4               -               <F2>
Charles R. Lee             -                 -                -
Lynn M. Martin             -                 -                -
John E. Pepper         3,316.0               -               <F2>
John C. Sawhill            -                 -                -
John F. Smith, Jr.         -                 -                -
Ralph Snyderman            -                 -                -
Robert D. Storey           -                 -                -
Marina v.N. Whitman        -                 -                -

43 Directors and
   executive officers,
   as a group         60,868.8               -              .194%

Employee Stock Ownership
  Trust of The Procter &
  Gamble Profit Sharing
  Trust and Employee Stock
  Ownership Plan, PO Box
  599, Cincinnati, Ohio
  45201-0599 (G. V. Dirvin,
  W. O. Coleman and
  C. C. Carroll, Trustees) --         17,283,786.0<F3>    55.15%


<F1>  Shares allocated to personal accounts of executive
     officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares.
     Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
   <F2>  Less than .012% for any one Director or executive
     officer; by the terms of the stock, only persons who are or have been employees can have beneficial ownership of these shares.
<F3>  Unallocated shares.  The voting of these shares is
     governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

      SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK
                         AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP
                         _________________________________________
                         PROFIT                          PERCENT
                         SHARING                         OF
OWNER                    PLAN<F1>    TRUSTEESHIPS        SERIES
____________________     ________    ____________        _______

Edwin L. Artzt            265.4           -              <F2>
Norman R. Augustine         -             -               -
Donald R. Beall             -             -               -
Wolfgang C. Berndt          -             -               -
Gordon F. Brunner         158.8           -              <F2>
Richard B. Cheney           -             -               -
Harald Einsmann             -             -               -
Richard J. Ferris           -             -               -
Joseph T. Gorman            -             -               -
Durk I. Jager               -             -               -
Charles R. Lee              -             -               -
Lynn M. Martin              -             -               -
John E. Pepper            158.8           -              <F2>
John C. Sawhill             -             -               -
John F. Smith, Jr.          -             -               -
Ralph Snyderman             -             -               -
Robert D. Storey            -             -               -
Marina v.N. Whitman         -             -               -

43 Directors and
   executive officers,
   as a group           1,593.9           -              .008%

Employee Stock Ownership Trust
  of The Procter & Gamble Profit
  Sharing Trust and Employee Stock
  Ownership Plan, PO Box 599,
  Cincinnati, Ohio 45201-0599
  (G. V. Dirvin, W. O. Coleman and
  C. C. Carroll, Trustees)  --      15,841,905.4<F3>   83.28%

<F1>  Shares allocated to personal accounts of current and
     former executive officers under the Employee Stock Ownership Trust pursuant to The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan. Plan participants have sole discretion as to voting and, within limitations provided by the Plan, investment of shares. Shares are voted by the Trustees of such Trust in accordance with instructions from participants. If instructions are not received by the Trustees as to the voting of particular shares, shares are to be voted in proportion to instructions actually received from other participants in the Trust.
   <F2>  Less than .0015% for any one Director or executive
     officer.
<F3>  Unallocated shares.  The voting of these shares is
     governed by the terms of the Plan, which provides that the Trustees shall vote unallocated shares held by them in proportion to instructions received from Trust participants as to voting of allocated shares. The disposition of these shares in connection with a tender offer would be governed by the terms of the Plan, which provides that the Trustees shall dispose of unallocated shares held by them in proportion to instructions received from Trust participants as to the disposition of allocated shares.

   SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Ownership of and transactions in Company stock by executive officers and Directors of the Company are required to be reported to the Securities and Exchange Commission pursuant to Section 16 of the Securities Exchange Act. On September 30, 1996, Bruce L. Byrnes, Group Vice President, filed a Form 4 for July, 1996 to correct an inadvertent failure to report 697.413 shares purchased in his Profit Sharing account. On March 3, 1997, Gordon F. Brunner, Senior Vice President and Director, filed a Form 4 for shares purchased from the reinvestment of dividends in a custodial account on February 16, 1995, May 16, 1995, August 16, 1995, November 16, 1995, February 16, 1996 and May 16,
1996. On March 24, 1997, Charlotte R. Otto, Senior Vice President, filed an amended Form 3 for September, 1996 to correct an inadvertent failure to report 300 shares indirectly owned by a General Partnership. On August 8, 1997, Stephen P. Donovan, Jr., Group Vice President, filed an amended Form 4 for January, 1995 and an amended Form 4 for January, 1996 to correct inadvertent failures to report 200 and 100 shares respectively, indirectly acquired by a General Partnership. On August 8, 1997, John E. Pepper, Chairman of the Board and Chief Executive and Director, filed a late Form 4 for January, 1997 to report 300 shares indirectly owned by a General Partnership.

 TRANSACTIONS WITH EXECUTIVE OFFICERS, DIRECTORS AND OTHERS

   During the past fiscal year, the Company and its subsidiaries had no transaction in which any Director, or any member of the immediate family of any Director, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission. In the normal course of business the Company had transactions with other corporations where certain Directors are or were executive officers; and the Company utilized the services of the law firm of Thompson, Hine & Flory in which Robert D. Storey, a Director, is a partner. None of the aforementioned matters was material in amount as to the Company, the corporations or the law firm.

   During the past fiscal year, the Company and its subsidiaries had no transactions in which any executive officer of the Company, or any member of the immediate family of any such executive officer, had a material direct or indirect interest reportable under applicable rules of the Securities and Exchange Commission.

   PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

   The Board of Directors, acting upon the recommendation of the Audit Committee of the Board, has appointed the firm of Deloitte & Touche LLP as the Company's independent auditors for fiscal year 1997-98. Although action by the shareholders in this matter is not required, the Board believes that it is appropriate to seek shareholder ratification of this appointment in light of the critical role played by independent auditors in maintaining the integrity of Company financial controls and reporting.

   One or more representatives of Deloitte & Touche LLP will be in attendance at the annual meeting on October 14, 1997. The representatives will have the opportunity to make a statement, if desired, and will be available to respond to appropriate questions from shareholders.

   The following proposal will therefore be presented for action at the annual meeting by direction of the Board of
Directors:

     RESOLVED, That action by the Board of Directors appointing Deloitte & Touche LLP as the Company's independent auditors to conduct the annual audit of the financial statements of the Company and its subsidiaries for the fiscal year ending June 30, 1998 is hereby ratified, confirmed and approved.

   THE BOARD OF DIRECTORS RECOMMENDS A VOITE FOR THIS RESOLUTION.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted FOR the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee.
Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal.

     PROPOSAL TO AMEND THE COMPANY'S AMENDED ARTICLES OF INCORPORATION

     The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

          RESOLVED, That the first paragraph of Article
     Fourth of the Amended Articles of Incorporation of The
     Procter & Gamble Company is hereby amended to read as follows:

               Fourth: The authorized number of shares without par value is ++five billion eight hundred million (5,800,000,000)++ [[two billion eight hundred million (2,800,000,000)]] of which six hundred million (600,000,000) are classified and designated as Class A Preferred Stock, two hundred million (200,000,000) are classified and designated as Class B Preferred Stock and ++five++ [[two]] billion ++(5,000,000,000++ [[2,000,000,000)]] are classified and designated as Common Stock.<F1>

          RESOLVED FURTHER, That the Board of Directors and the appropriate officers of the Company are authorized and directed to take appropriate steps to make effective the foregoing amendment to the Amended Articles of Incorporation of the Company including filing such amendment in the office of the Secretary of State of Ohio.

[Note: For Edgar purposes, language to be added is enclosed in "++"; language to be deleted is enclosed in "[[" "]]". The printed version of the proxy statement that will be mailed to share-holders will include underlining the new language and crossing out the deleted language.]

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTION
FOR THE FOLLOWING REASONS:
______________________

<F1> New language is indicated by underlining.  Language to be deleted is lined out.

     The proposed amendment to Article Fourth would change the number of authorized shares of Common Stock without par value from 2,000,000,000 shares to 5,000,000,000 shares.
This change is recommended by the Board of Directors in order to replace authority for the issuance of Common Stock which was utilized in implementing the two-for-one stock split effected in the form of a 100% stock dividend distributed to shareholders of record at the close of business on August 22, 1997. There would be no change in the number of authorized shares of Preferred Stock of either Class.

     On July 8, 1997 the Board of Directors increased the annual rate of dividend on the Company's Common Stock from $1.80 to $2.02, by declaring a quarterly cash dividend of $.505 per share. Simultaneously, the Board also declared a two-for-one stock split in the form of a 100% stock dividend on the Company's outstanding Common Stock, effective August 22, 1997. Distribution of this 100% stock dividend was made using shares of Common Stock authorized by Article Fourth but not issued.

     This distribution is expected to result in the issuance of 743,412,570 shares of Common Stock which were not previously issued (including 68,253,444 shares payable on treasury shares held by the Company itself which were considered issued for purposes of receiving the stock dividend but are not outstanding for cash dividend, quorum, voting or other purposes).

     As a result of the distributions described above, the aggregate number of issued shares of Common Stock (including treasury shares) at the close of business on August 22, 1997 is expected to be 1,486,825,140, leaving an unused balance of 513,174,860 shares.

     This amount of unused authority to issue Common Stock represents a significant reduction in authorized but unissued shares available for future corporate purposes.
The Board of Directors believes it would be in the best interest of the Company and its shareholders to increase the amount of authorized but unissued shares of Common Stock available under the Amended Articles of Incorporation as described above. The Company and the Board have no current plans to use the additional shares for any particular purpose, but the Board believes it is desirable to have such shares available for possible use in future acquisitions or for a future split of the Company's Common Stock by means of a stock dividend, or for other purposes within the limitations of Ohio law.

     The affirmative vote of the holders of a majority of the shares of the Company's Common Stock and Series A and B
ESOP Convertible Class A Preferred Stock issued and outstanding, voting together as a class, is required to adopt this proposal. If the proposal is adopted by the shareholders, it will become effective upon the filing of a certificate of amendment with the Secretary of State of Ohio, which filing the Company would intend to make on October 14, 1997 immediately following completion of the annual meeting of shareholders.

     PROPOSAL TO AMEND THE COMPANY'S AMENDED ARTICLES OF INCORPORATION

     The following proposal will be presented for action at the annual meeting by direction of the Board of Directors:

          RESOLVED, That Appendix A of the Amended Articles of Incorporation of the Company is hereby amended to read as set forth in Exhibit A to the proxy statement for this meeting; and

          RESOLVED FURTHER, That Appendix B of the Amended
     Articles of Incorporation of the Company is hereby amended to read as set forth in Exhibit B to the proxy statement for this meeting; and

          RESOLVED FURTHER, That the Board of Directors and the appropriate officers of the Company are authorized and directed to take appropriate steps to make effective the foregoing amendments to the Amended
     Articles of Incorporation of the Company, including filing such amendments in the office of the Secretary of State of Ohio.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS RESOLUTIOIN FOR THE FOLLOWING REASONS:

     On January 10, 1989 the Board of Directors, as authorized by the Company's Amended Articles of Incorporation, established a series of Preferred Stock designated as "Series A ESOP Convertible Class A Preferred Stock" with an initial annual dividend rate of $8.12 per share (the "Series A Preferred Stock"). Nine million ninety thousand nine hundred nine (9,090,909) shares of Series A Preferred Stock were sold to the Trustees of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (the "Profit Sharing Trust") to be used for the payment of retirement benefits to employees participating in the Profit Sharing Trust. The Series A Preferred Stock allocated to a participant's account is automatically converted into shares of the Company's Common Stock, no par value (the "Common Stock") upon the withdrawal of a participant from the Profit Sharing Trust, and it is also convertible into shares of Common Stock at any time upon the request of the Trustees.

     Since the issuance of the Series A Preferred Stock, the Common Stock has been split on a two for one basis three times (including the recent split effective August 22, 1997), resulting in a reduction of the Series A Preferred Stock annual dividend rate to $1.015 and an anticipated increase in the number of shares of Series A Preferred Stock issued and outstanding to 62,677,412 shares as of August 22, 1997, taking into account the shares that have already been converted to Common Stock.

     The Board of Directors is recommending that the shareholders approve a change in the dividend rate of the Series A Preferred Stock to make it equal to the higher of $1.015, as adjusted, or the then current dividend rate on the Common Stock. The holders of the Series A Preferred Stock will receive the same dividend as the holders of Common Stock in any quarter where the Common Stock dividend exceeds $.25375 per share, as adjusted, without the need to convert their shares of Series A Preferred Stock into Common Stock. This will result in the Series A Preferred Stock being converted gradually into shares of Common Stock on the same basis as they have in the past, rather than being converted all at once at such time as the dividend rate on the Common Stock exceeds the dividend rate on the Series A Preferred Stock.

     A corresponding change is being recommended for the 19,022,418 shares of Series B ESOP Convertible Class A Preferred Stock, which has a current annual dividend rate of $2.06 per share (the "Series B Preferred Stock"). The holders of the Series B Preferred Stock will receive the same dividend as the holders of Common Stock in any quarter where the Common Stock dividend exceeds $.515 per share, as adjusted, without the need to convert their shares of Series B Preferred Stock into Common Stock.

     For both the Series A Preferred Stock and the Series B
Preferred Stock, when the dividend rate on the Common Stock first exceeds the respective dividend rates on the Series A
Preferred Stock or the Series B Preferred Stock, the dividends on the Series A Preferred Stock or the Series B
Preferred Stock will thereafter be paid on the same date as the dividend on the Common Stock.

     The affirmative vote of the holders of a majority of the issued and outstanding shares of the Company's Common Stock and Series B Preferred Stock, each voting as a class, and of the holders of a majority of the issued and outstanding shares of the Company's Common Stock and Series A Preferred Stock and Series B Preferred Stock, voting together as a class, is required to adopt this proposal. If the proposal is adopted by the shareholders, it will become effective upon the filing of a certificate of amendment with the Secretary of State of Ohio, which filing the Company would intend to make on October 14, 1997 immediately following completion of the annual meeting of shareholders.

                    SHAREHOLDER PROPOSALS

SHAREHOLDER PROPOSAL NO. 1

   Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037, owning 200 shares of Common Stock of the Company as of the record date of August 8, 1997, has given notice that she intends to present for action at the annual meeting the following resolution:

       RESOLVED: That the shareholders of P&G recommend that the Board of Directors take the necessary steps to reinstate the election of directors ANNUALLY, instead of the stagger system which was recently adopted.

   Mrs. Davis has submitted the following statement in support of her resolution:

       REASONS: Until recently, directors of P&G were elected annually by all shareholders.

       The great majority of New York Stock Exchange listed corporations elect all their directors each year.

       This insures that ALL directors will be more accountable to ALL shareholders each year and to a certain extent prevents the self-perpetuation of the Board. Last year the owners of 168,678,826 shares, representing approximately 32.3% of shares voting, voted
   FOR my similar proposal.

       If you AGREE, please mark your proxy FOR this resolution.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

   The shareholders of Procter & Gamble decided, by action at the annual meeting of shareholders in 1985, that its Board of Directors shall be divided into three classes with Directors elected to staggered three-year terms. This was to insure continuity of experienced Board members.

   This exercise by Procter & Gamble shareholders of their rightful role in corporate governance has been challenged with this same resolution at every annual meeting since
1986. On each of these occasions, the shareholders confirmed that they wanted to retain the continuity of experienced Directors by having a classified Board of Directors with staggered terms.

   In each such year they defeated the proposal to return to annual election of the entire Board, with over 67% voting against it at the most recent shareholders meeting. We believe this affirms the Board's view that the current system of election is working effectively.

   This year's resolution and the arguments in support of it are identical to those in prior years. The Board of Directors agrees with the results of previous shareholder voting on this issue and again recommends a vote AGAINST the proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee.
Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.




SHAREHOLDER PROPOSAL NO. 2

   Sisters of the Holy Names of Washington, 2911 W. Fort Wright Drive, Spokane, Washington 99224, owning 800 shares of Common Stock of the Company as of the record date of August 8, 1997, in conjunction with six co-sponsoring religious organizations (the names of which organizations, with shares of Common Stock of the Company beneficially held, will be furnished promptly to any person upon request in writing to Ms. Linda D. Rohrer, Assistant Secretary, The Procter & Gamble Company, PO Box 599, Cincinnati, Ohio 45201-0599 or by telephone at 513-983-8697), have given notice that they intend to present for action at the annual meeting the following resolution:

      WHEREAS: our company seeks to be an environmentally responsible business, yet makes products using chlorine-bleached paper (whose production creates dioxin and other persistent toxins proven to harm human and environmental health in even minute amounts);

      Distinguished world bodies publicly recognize the inherent dangers posed by chlorine-based bleaching of pulp and paper. These include the World Bank, American
   Public Health Association, International Joint
   Commission on the Great Lakes, and the Intergovernmental
   Forum on Chemical Safety (convened by the UN). Such important scientific and economic findings reflect worldwide financial and scientific support for phasing-out the industrial use of chlorine-containing compounds;

      The International Joint Commission has concluded
   "that [these] persistent toxic substances are too dangerous to the biosphere and to humans to permit their release in any quantity. . . . [T]he primary means to achieve zero should be the prevention of their production, use and release rather than their subsequent removal";

      These substances pass up the food chain, accumulating in living organisms. In humans, even minute amounts result in or contribute to reproductive failure, birth defects, and cancer. The Environmental Protection
   Agency (EPA) has found that dioxins are linked to cancer and numerous other health disorders, including hormone disruption and dysfunctioning immune systems. In children they cause developmental impairment, hormonal disruption, and behavioral disorders. Every person living on earth now has measurable organochlorine contamination;

      Using chlorine dioxide to bleach paper does not eliminate dioxins or other chlorinated pollutants, it only creates lower levels of organochlorine contamination;

      Estimates are that seventy percent of paper mills will make major investments in upgrade construction over the next decade. The demand of larger users like P&G for totally chlorine-free (TCF) paper is critical to determining industry's direction, which will affect public health for decades to come;

      There is momentum around the world to produce high-quality, cost-effective paper products without dangerous poisons. In Europe, market share for TCF market pulp has grown from 0-25% since 1991. In the US, Inside EPA reports the agency is considering "an order instructing federal agencies to purchase only chlorine-free paper," and several states are developing TCF legislation. Our company can lead in capturing market share by moving toward TCF products;

      RESOLVED: the shareholders request our company to report on steps which it will take to use chlorine-free pulp and paper, and its plans for a long-term phase-out of chlorinated compounds in all its products. The report will be completed within six months of the 1997 annual meeting.

   The Sisters of the Holy Names of Washington have submitted the following statement in support of their resolution:

      Our company's environmental efforts are commendable, but good science indicates that NO safe or "acceptable" level of exposure to many organochlorine chemicals exists. P&G's use of chlorinated bleached paper perpetuates the release of unnecessary toxins.

      Our company is an environmental innovator. We should use the technology that completely eliminates organochlorines from our production and products, protects our customers, captures an emerging market, and improves all life on the planet.

      Vote YES for this common-sense proposal which will improve our children's health, our products' desirability, and our company's reputation and profitability.

   THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS RESOLUTION FOR THE FOLLOWING REASONS:

     P&G is a world leader in developing scientific understanding to ensure our products are safe for consumers and the environment. As part of this commitment, P&G has extensively studied the use of chlorine in the manufacture of paper products, relying on both internal research and outside experts.

     Based on these studies, we now use pulp from "Elemental Chlorine Free" (ECF) technology in paper production. The Company believes this bleaching process delivers the high-quality pulp required to produce superior-performing products while virtually eliminating concerns over waste water by-products.

     The U.S. Environmental Protection Agency, in its proposed new regulations, has established "Elemental
Chlorine Free" technology as an acceptable standard for the pulp and paper industry. Further, we consider ECF and the "Totally Chlorine Free" process advocated by the proposers to be scientifically indistinguishable in improving the environmental performance of pulp production. Several expert scientific panels have supported this view.

     The Company remains committed to on-going research with suppliers, industry associations such as the American Forest & Paper Association and the National Council for Air and Stream Improvement, and outside scientists to understand and develop new approaches to further improve the environmental quality of our products and manufacturing processes.

   The Board of Directors therefore recommends a vote
AGAINST the proposal.

   The affirmative vote of a majority of shares participating in the voting on this proposal is required for adoption of this resolution. Proxies will be voted AGAINST the resolution unless the Proxy Committee is instructed otherwise on a proxy returned to such Committee.
Abstentions indicated on such a proxy card will not be counted as either "for" or "against" this proposal. "Broker non-votes" specified on proxies returned by brokers holding shares for beneficial owners who have not provided instructions as to voting on this issue will be treated as not present for voting on this issue.

                  1998 ANNUAL MEETING DATE

   It is anticipated that the 1998 annual meeting of shareholders will be held on Tuesday, October 13, 1998. Pursuant to regulations issued by the Securities and Exchange Commission, to be considered for inclusion in the Company's proxy statement for presentation at that meeting, all shareholder proposals must be received by the Company on or before the close of business on Friday, May 1, 1998.

                        OTHER MATTERS

   No action will be taken with regard to the minutes of the annual meeting of shareholders held October 8, 1996 unless they have been incorrectly recorded.

   The Board of Directors knows of no other matters which will come before the meeting. However, if any matters other than those set forth in the notice should be properly presented for action, the persons named in the proxy intend to take such action as will be in harmony with the policies of the Company and, in that connection, will use their discretion.

                         EXHIBIT A<F*>

                         APPENDIX A

      SERIES A ESOP CONVERTIBLE CLASS A PREFERRED STOCK
    (HEREINAFTER REFERRED TO AS SERIES A PREFERRED STOCK)

2. DIVIDENDS AND DISTRIBUTIONS.

   (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends ("Preferred Dividends") in an amount per share initially equal to $8.12 per share per annum, subject to adjustment from time to time as hereinafter provided, [[and no more]] (such amount, as adjusted from time to time, being hereinafter referred to as the "Preferred Dividend Rate"), payable quarterly, one-fourth on the third day of March, one-fourth on the third day of June, one-fourth on the third day of September, and one-fourth on the third day of December of each year (each a "Dividend Payment Date") commencing on June 3, 1989, to holders of record at the start of business on such Dividend Payment Date++, provided that if the Board of Directors has declared since the prior Dividend Payment Date a quarterly dividend on the Common Stock at a rate that exceeds one-fourth of the Preferred Dividend Rate in effect on such day, the holders of record on the start of business on the payment date for such dividend on the Common Stock shall be entitled to receive a cash dividend in an amount per share equal to the quarterly dividend declared on a share of Common Stock, payable on the same date as such dividend on the Common Stock, and provided further that the Dividend Payment Date for the Series A Preferred Stock shall thereafter be the same date as the payment date for the dividend on the Common Stock or if no dividend is declared on the Common Stock in any quarter, the Dividend Payment
Date shall be, as appropriate, the fifteenth day of February, May, August or November or if such days are not a day on which the New York Stock Exchange is open for business, then the next preceding day when the New York
Stock Exchange is open for business.++ Preferred Dividends shall begin to accrue on outstanding shares of Series A Preferred Stock from the date of issuance of such shares of Series A Preferred Stock. Preferred Dividends shall accrue on a daily basis, based on the Preferred Dividend Rate in effect on such day, whether or not the Company shall have earnings or surplus at the time, but Preferred Dividends accrued after March 3, 1989 on the shares of Series A Preferred Stock for any period less than a full quarterly period between Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. A full quarterly dividend payment of $2.03 per share shall accrue for the period from the date of issuance until June 3, 1989. Accumulated but unpaid Preferred Dividends shall cumulate as of the Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Preferred Dividends.

[Note: For Edgar purposes, language to be added is enclosed in "++"; language to be deleted is enclosed in "[[" "]]". The printed version of the proxy statement that will be mailed to share-holders will include underlining the new language and crossing out the deleted language.]

<F*> Language to be added is indicated by underlining.
Language to be deleted is lined out.

                         EXHIBIT B<F*>

                         APPENDIX B

      SERIES B ESOP CONVERTIBLE CLASS A PREFERRED STOCK
    (HEREINAFTER REFERRED TO AS SERIES B PREFERRED STOCK)

2. DIVIDENDS AND DISTRIBUTIONS.

   (A) Subject to the provisions for adjustment hereinafter set forth, the holders of shares of Series B Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, cash dividends ("Series B Preferred Dividends") in an amount per share initially equal to $4.12 per share per annum, subject to adjustment from time to time as hereinafter provided, [[and no more]] (such amount, as adjusted from time to time, being hereinafter referred to as the "Series B
Preferred Dividend Rate"), payable quarterly, one-fourth on the twenty-seventh day of November, one-fourth on the twenty-seventh day of February, one-fourth on the twenty-seventh day of May, and one-fourth on the twenty-seventh day of August of each year (each a "Series B Dividend Payment
Date") commencing on August 27, 1993, to holders of record at the close of business on the second Friday of the relevant Series B Dividend Payment Date month++, provided that if the Board of Directors has declared since the prior
Dividend Payment Date a quarterly dividend on the Common
Stock at a rate that exceeds one-fourth of the Preferred Dividend Rate in effect on such day, the holders of record on the start of business on the payment date for such dividend on the Common Stock shall be entitled to receive a cash dividend in an amount per share equal to the quarterly dividend declared on a share of Common Stock, payable on the same date as such dividend on the Common Stock, and provided further that the Dividend Payment Date for the Series B Preferred Stock shall thereafter be the same date as the payment date for the dividend on the Common Stock or if no dividend is declared on the Common Stock in any quarter, the Dividend Payment Date shall be, as appropriate, the fifteenth day of February, May, August or November or if such days are not a day on which the New York Stock Exchange is open for business, then the next preceding day when the New York Stock Exchange is open for business.++ Series B Preferred Dividends shall begin to accrue on outstanding shares of Series B Preferred Stock from the date of issuance of such shares of Series B Preferred Stock. Series B
Preferred Dividends shall accrue on a daily basis, based on the Series B Preferred Dividend Rate in effect on such day, whether or not the Company shall have earnings or surplus at the time, but Series B Preferred Dividends accrued after June 30, 1993 on the shares of Series B Preferred Stock for any period less than a full quarterly period between Series
B Dividend Payment Dates shall be computed on the basis of a 360-day year of 30-day months. A partial dividend payment of $.64935 per share shall accrue for the period from the date of issuance until August 27, 1993. Accumulated but unpaid Series B Preferred Dividends shall cumulate as of the Series B Dividend Payment Date on which they first become payable, but no interest shall accrue on accumulated but unpaid Series B Preferred Dividends.

Note: For Edgar purposes, language to be added is enclosed in "++"; language to be deleted is enclosed in "[[" "]]". The printed version of the proxy statement that will be mailed to share-holders will include underlining the new language and crossing out the deleted language.]

<F*>Language to be added is indicated by underlining.  Language to be deleted is lined out.

        THE PROCTER & GAMBLE COMPANY
P&G
       SHAREHOLDER'S PROXY AND CONFIDENTIAL VOTING INSTRUCTION
     CARD ANNUAL MEETING OF SHAREHOLDERS-TUESDAY, OCTOBER 14, 1997

     The undersigned hereby appoints John E. Pepper, Durk I.
Jager and Harald Einsmann, and each of them (with respect to any shares of Common Stock held by the undersigned directly or via the Company's Shareholder Investment Program) as proxies to attend the annual meeting of shareholders of the Company to be held on Tuesday, October 14, 1997 at 12 o'clock noon in Cincinnati, Ohio and any adjournment thereof and vote all shares held by or for the benefit of the undersigned as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting.

     This proxy also provides voting instructions for shares held by the Trustees of the Retirement Trust and the Employee Stock Ownership Trust of The Procter & Gamble Profit Sharing Trust and Employee Stock Ownership Plan (as applicable, with respect to shares of Common Stock and Series A and B ESOP Convertible Class A Preferred Stock held for the benefit of the undersigned) and/or the Trustees of The Procter & Gamble/Noxell Transitional Plan and directs such Trustees to vote as indicated on the reverse side of this card: for the election of Directors; upon the Board of Directors and shareholder proposals listed; and, finally, upon such other matters as may properly come before the meeting. The Trustees of each Trust will vote shares of the Company's Stock held by them for which instructions are not received in direct proportion to the voting of shares for which instructions have been received, provided that such voting is not contrary to the Employee Retirement Income Security Act of 1974, as amended. The Trustees will vote unallocated shares in direct proportion to voting by allocated shares of the same Class in aggregate, for which instructions have been received.

     THIS PROXY/VOTING INSTRUCTION CARD IS SOLICITED JOINTLY BY THE BOARD OF DIRECTORS OF THE PROCTER & GAMBLE COMPANY AND THE TRUSTEES OF THE PLAN TRUSTS LISTED ABOVE PURSUANT TO A SEPARATE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT, RECEIPT OF WHICH IS HEREBY ACKNOWLEDGED. THIS CARD SHOULD BE MAILED IN THE ENCLOSED ENVELOPE IN TIME TO REACH THE COMPANY'S PROXY TABULATOR, BANKBOSTON, P.O. BOX 9375, BOSTON, MA 02205-9375 BY 9:00 A.M. ON TUESDAY, OCTOBER 14, 1997 FOR COMMON SHARES TO BE VOTED AND 5:00 P.M. ON MONDAY, OCTOBER 13, 1997 FOR THE TRUSTEES TO VOTE THE PLAN SHARES. BANKBOSTON WILL REPORT SEPARATELY TO THE PROXY COMMITTEE AND TO THE TRUSTEES AS TO PROXIES RECEIVED AND VOTING INSTRUCTIONS PROVIDED, RESPECTIVELY. INDIVIDUAL PROXY VOTING AND VOTING INSTRUCTIONS WILL BE KEPT CONFIDENTIAL BY BANKBOSTON AND NOT PROVIDED TO THE COMPANY.


                 (Continued from other side)
     PLEASE MARK
X    VOTES AS IN
     THIS EXAMPLE

The Board of Directors recommends a vote FOR the following actions or proposals (as described in the accompanying Proxy Statement). If you sign and return this card without marking, this proxy card will be treated as being FOR each proposal.

A.   ELECTION OF DIRECTORS (terms expiring in 2000) Nominees:
     Edwin L. Artzt, Norman R. Augustine, Richard J. Ferris, John C. Sawhill, John F. Smith, Jr., Marina v.N. Whitman

       FOR     WITHHELD
       ___      ____

     EXCEPTIONS:
     _______________________________________
     For all nominees except as noted above

B.   Ratify Appointment of Independent Auditors

     FOR   AGAINST    ABSTAIN
     ___     ___       ___

C.   Amend Articles of Incorporation to increase Common Stock

     FOR   AGAINST    ABSTAIN
     ___     ___       ___

D.   Amend Articles of Incorporation to revise terms of Preferred Stock

     FOR   AGAINST    ABSTAIN
     ___     ___       ___

The Board of Directors recommends a vote AGAINST the following shareholder proposal (as described in the accompanying Proxy Statement), if presented at the annual meeting. If you sign and return this card without marking, this proxy card will be treated as being AGAINST such proposal.

1.   Board of Directors terms

     FOR   AGAINST    ABSTAIN
     ___     ___       ___




2.   Report on use of chlorine.

     FOR   AGAINST    ABSTAIN
     ___     ___       ___

                      NOTE:  Please sign exactly as name(s)
                      appear hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.

                      Signature _____________Date______ 1997
                      Signature______________Date______ 1997

          PLEASE SIGN THIS PROXY AS NAME(S) APPEAR ABOVE.